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                                                                    EXHIBIT 10.3

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of May 15, 2002 by and between IVAX Diagnostics, Inc., a Delaware corporation ("IVD"), and Sigma Diagnostics, Inc., a Missouri corporation ("Sigma") (each a "Party" and together the "Parties").

                                    RECITALS

     A. Sigma, among many other activities, is a distributor of certain in-vitro diagnostic enzyme immunoassay instruments regulated by the United States Food and Drug Administration ("FDA"), manufactured by IVD, and sells certain reagents and other products used by its customers, primarily with these instruments, all of which are fully listed on the attached Schedule 1.0 (collectively, the products listed on such schedule, to the extent so distributed by Sigma on the date hereof, are hereinafter referred to as the "EIA Product Line").

     B. IVD desires to terminate the distribution relationship with Sigma and to purchase certain assets used in, and to assume certain liabilities associated with, Sigma's distribution of the EIA Product Line; and Sigma desires to sell such assets and assign such liabilities to IVD, all on the following terms and conditions.

     NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

         PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING

     1.1  ASSETS

     On the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Sigma shall sell, convey, assign and deliver to IVD, and IVD shall purchase from Sigma, the assets listed on Schedules 1.1(a) through (i), free and clear of all liens, encumbrances, and security interests, other than any Taxes not yet due and payable or being contested in good faith and excluding any claim alleging infringement, misappropriation, or violation of proprietary intellectual property rights, ("Liens") in or on such assets. "Tax" or "Taxes" means all taxes, premiums, charges, fees, levies, withholding or other like assessments, and all penalties, additions to tax and interest relating thereto. For purposes of the foregoing obligation to sell, convey, assign and deliver, Sigma shall cause its Affiliates (as defined below) to make such transfers to the extent necessary to fulfill this obligation. The assets and only the assets set forth in subsections (a)

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through (i) below shall be defined as the "Assets," and the "Assets" shall exclude in any event all assets of Sigma not listed below in subsections (a) through (i), regardless whether they are used in connection with distribution of the EIA Product Line, and specifically also shall exclude all assets on Schedule
1.1 (all such excluded assets, the "Excluded Assets"). The "Assets" include:

          (a) the worldwide EIA Product Line inventory, including kits and reagents, instruments (new or refurbished and returned, located at Sigma or its Affiliates, held in inventory or used for quality control or research and development, or on evaluation at customer sites) and, for all of the following, only to the extent related solely to the EIA Product Line, spare parts and all related accessories and consumables and extra packaging (if not identified as a Sigma or related entity package) and package and label specifications, but only to the extent specifically listed on Schedule 1.1(a) (the "Inventory");

          (b) all of the EIA Product Line instruments owned by Sigma or its Affiliates and located at customer sites worldwide that have been placed under reagent rental agreements or leases (directly leased by Sigma or its Affiliates to customers), but only to the extent specifically listed on Schedule 1.1(b) (the "Customer Leased Instruments"), together with an assumption of all the reagent rental agreements and all related agreements with customers referenced in Section 1.1(h) below;

          (c) all master leasing or financing company agreements, or portions thereof, to the extent concerning EIA Product Line instruments which have been sold to third-party leasing or financing companies and leased by them to customers, but only to the extent specifically listed on Schedule 1.1(c) (the "Third-Party Leased Instruments"), together with an assumption of all related agreements with customers and leasing companies referenced in Section 1.1(h) below;

          (d) all of the following relating solely to the EIA Product Line and, to the extent Sigma is permitted to disclose the same to IVD: the operation, training and service manuals set forth on Schedule 1.1(d) together with a non-exclusive license to IVD to any copyright owned by Sigma regarding any part of the contents thereof, certain marketing materials, including some reference articles and some packaging inserts of competitors, to the extent such items are reasonable and efficiently locatable in Sigma's records, certain market research studies, a copy of EIA Product Line leads as maintained in Sigma's lead tracking program, copies of certain "510(k)'s" filed with the FDA which are in Sigma's possession and which relate solely to the EIA Product Line (collectively, the "Records");

          (e) the "Aptus" and "Accuchrome" trademarks, and all applications and registrations therefor (the "Trademarks"), as set forth in the Trademark Assignment (as defined in Section 1.6) executed simultaneous with this Agreement;

          (f)  the non-proprietary product formulas set forth on Schedule
1.1(f);

          (g) one copy of each of the customer lists described on Schedule 1.1(g) together with a non-exclusive right granted hereby to IVD, without right of transfer or sublicense, to use them in connection with distribution of the EIA Product Line (the "Customer Lists");

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          (h)  the vendor agreements, open purchase orders, service contracts master lease agreements, leases and reagent rental agreements listed on Schedule 1.1(h) (the "Assumed Contracts"); and

          (i) to the extent permitted in accordance with the respective rules of law applicable thereto, the clearances, regulatory approvals and certifications that Sigma has obtained for the EIA Product Line worldwide, but only to the extent specifically listed on Schedule 1.1(i) (the "Clearances"), such Clearances to be assigned or transferred to IVD in accordance with the respective rules of law.

     1.2  ASSIGNMENT AND ASSUMPTION OF LIABILITIES AND OBLIGATIONS

     On the terms and subject to the conditions of this Agreement, IVD shall assume at the Closing and thereafter shall pay and fully perform and satisfy all claims, liabilities and obligations arising out of or resulting from IVD's ownership of the Assets or distribution of the EIA Product Line on and after the Closing Date, plus all obligations and liabilities under the Assumed Contracts, to the extent set forth on the Assignment and Assumption Agreement (defined in Section 1.6) and all obligations and liabilities related to the Employment Agreements (as hereinafter defined and provided in Section 4.4) (collectively, the "Assumed Liabilities"). The "Assumed Liabilities", without limitation on the foregoing sentence, also shall include: (a) all liability to third parties related to products supplied by IVD to Sigma prior to Closing, regardless whether such products were sold to third parties prior to or after Closing; and
(b) all liability arising in connection with sales of the Inventory by IVD to third parties after Closing, and in both (a) and (b) regardless whether arising out of injury to persons, assets, businesses or otherwise, and regardless if relating to claims arising under tort, contract, intellectual property rights, or any other statute or law of any jurisdiction. IVD is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Sigma or any Affiliate of Sigma of whatever nature whether presently in existence or arising or asserted hereafter, including any liability related to Excluded Assets (all such liabilities and obligations not being assumed, being the "Retained Liabilities"). All Retained Liabilities shall be retained by and remain obligations and liabilities of Sigma or its Affiliates and shall not be included within the definition of "Assumed Liabilities." For purposes of this Agreement, an "Affiliate" of a specified person (the "Specified Person") shall be any person who directly or indirectly controls, is controlled by, or is under common control with the Specified Person. For the purposes of this definition, the term "control" means (y) beneficial ownership of at least fifty percent (50%) of an entity's voting securities or equity interests or (z) a fifty percent (50%) or greater interest in the net assets or profits of an entity.

     1.3  PURCHASE PRICE

          (a) The consideration to be given to Sigma by IVD for the Assets and other benefits acquired by IVD hereunder, in addition to the consideration represented by the assumption of the Assumed Liabilities, shall be a payment at Closing by wire transfer to Sigma of immediately available funds of Two Million Two Hundred and Fifty-Eight Thousand Dollars and Fifty-five Cents ($2,258,594.55) (the "Purchase Price").

                                        3

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     1.4  ALLOCATION OF PURCHASE PRICE

     The Purchase Price provided for in Section 1.3 hereof shall be allocated among the Assets, Assumed Liabilities and covenant not to compete in Section 4.5(a) in the respective amounts set forth on Schedule 1.4 attached hereto, which shall be allocated in accordance with Section 1060 and Section 338 of the Internal Revenue Code. The parties hereby agree to take no position contrary thereto.

     1.5  CLOSING

     The consummation of the transactions contemplated hereby (the "Closing) shall take place at 10:00 a.m. local time on the date hereof (the "Closing Date") at the offices of Bryan Cave LLP, One Metropolitan Square, Suite 3600, St. Louis, MO 63102, or at such other time or place as the Parties may agree, effective as of 12:01 a.m. on the Closing Date, or at such other time and place as may be agreed upon by the Parties.

     1.6  DELIVERIES OF SIGMA AT CLOSING

     At or prior to Closing, Sigma has delivered to IVD the following:

          (a) a bill of sale transferring title to the tangible assets included in the Assets (the "Bill of Sale") duly executed by Sigma;

          (b) an assignment and assumption agreement relating to the transfer and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement") duly executed by Sigma;

          (c) a trademark assignment relating to the transfer of the Trademarks (the "Trademark Assignment") duly executed by Sigma;

          (d) the transition services agreement in substantially the form attached as Exhibit 1.6(e) (the "Transition Services Agreement") duly executed by Sigma; and

          (e) a copy of each of the Assumed Contracts and of each customer list used in the EIA Product Line.

As soon as reasonably practicable after Closing, Sigma will arrange with IVD for all Assets (including the Inventory and Records) to be delivered to IVD in accordance with the terms on Section 1.8 hereof. The documents described in
Section 1.6(a) through (d) are collectively referred to as the "Transaction Documents."

     1.7  DELIVERIES OF IVD

     At or prior to Closing, IVD has delivered, in addition to the Purchase Price, the Assignment and Assumption Agreement, Trademark Assignment and Transition Services Agreement each duly executed by IVD.

                                        4

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     1.8  DELIVERY OF INVENTORY; GUARANTEED INVENTORY

          (a) Delivery of the Inventory and the Customer Leased Instruments is effected by execution of this Agreement and all title and risk of loss transfer as of the Closing Date. The Inventory is to be held by Sigma at Sigma's places of business where such items of Inventory are currently located at the cost and risk of IVD pursuant to the terms of the Transition Services Agreement. The Customer Leased Instruments are delivered where located at the respective customer facility. All tangible Assets other than the Inventory and the Customer Leased Instruments will either (1) be delivered to IVD per IVD's instruction at Closing and all title and risk of loss transfer as of the Closing Date, or (2) remain where currently located to be held by Sigma at IVD's cost and risk pursuant to the terms of the Transition Services Agreement.

          (b) On the Closing Date, Sigma shall provide IVD with the following reports, each generated within two business days prior to the Closing Date (collectively, the "Reports"):

          (i) a detailed list of all Inventory other than the Guaranteed Inventory and the Parts Inventory, each as defined below, together with a value assigned by Sigma to each item of inventory and an extension of total value for each item (the "Main Inventory Report");

          (ii) a detailed list of the kits and reagents described on the attached Schedule 1.8(a)(ii)(A) to the extent included in the Inventory and meeting the criteria set forth below (the "Guaranteed Inventory"), which list shall include the per item value allocable to each such item as previously agreed between the Parties and an extension of total value for each item (the "Guaranteed Inventory Report"). For purposes of memorializing the procedures which have been performed prior to execution of this Agreement, the items which have been designated Guaranteed Inventory have been determined as follows: the post-closing projected inventory turnover rates for kits and reagents, based on 2001 and 2002 actual sales of Sigma, have been agreed by IVD and Sigma and are set forth on the attached Schedule 1.8(a)(ii)(B); then actual Closing Date kits and reagents Inventory (which has not changed since compiled two business days prior to the Closing Date) has been compared to such projected turnover rates on a first in first out basis; and finally all kits and reagents Inventory having a remaining shelf life of less than 3 months at the date on which such Inventory is expected to be sold under the foregoing analysis have been written off, the remainder has been considered Guaranteed Inventory and the value thereof has been agreed by Sigma and IVD; and

          (iii) a general description of all spare parts and consumables ("Spare Parts") included in the Inventory (the "Spare Parts Report") which, for purposes of this Agreement, shall be allocated a value of $0.

          (c) IVD shall have, prior to the Closing Date, completed its inspection of the Inventory. IVD's execution of this Agreement shall constitute acceptance of the Inventory, and IVD shall have no further claims against Sigma in respect of delivery of the Inventory.

                                        5

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                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF SIGMA

     Sigma represents and warrants to IVD that the statements contained in this
Article II are correct and complete as of the date hereof.

     2.1  POWER AND AUTHORITY; NONCONTRAVENTION

          (a) Sigma is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Sigma, or its respective Affiliate, has full corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents by Sigma have been duly authorized by all requisite corporate action. The Transaction Documents each constitute a valid and binding obligation of Sigma, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and equitable principles of general applicability.

          (b) The execution, delivery and performance by Sigma of the Transaction Documents and the consummation by Sigma of the transactions contemplated thereby do not and will not, except for any such matters that do not have, and would not reasonably be expected to have, a material adverse effect on the Assets taken as a whole (i) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Sigma, or any of the Assets or Sigma's articles of incorporation or bylaws or (ii) result in the creation or imposition of any Lien on any of the Assets. Except as set forth on
Schedule 2.1(b) and except for any consent required by the Assumed Contracts, no waiver or consent of any third person is required for the execution of the Transaction Documents or the consummation of the transactions contemplated thereby, except for such waivers or consents the failure of which to obtain would not reasonably be expected to result in a material adverse effect on the Assets taken as a whole.

     2.2  ASSETS

     With the exception of the intellectual property assigned pursuant to the Trademark Assignment, Sigma has good title to the Assets, free and clear of all Liens, and upon consummation of the transactions contemplated hereby, IVD will have acquired good title in and to each of the Assets, free and clear of all Liens.

     2.3  LITIGATION

     To the actual knowledge of Robert Monaghan, Robert Bouche and Marilyn Baltz ("Sigma's Knowledge"), there is no material suit, claim, action or proceeding relating to the Assets or Assumed Liabilities which has been served in writing on Sigma and is now pending or threatened in writing, before any court, grand jury, administrative or regulatory body, government agency, arbitration or mediation panel or similar body to which Sigma is a party and which may result in any judgment, order, decree, liability, award or other determination which may reasonably be expected to have a material adverse effect upon the Assets or the Assumed

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Liabilities after the Closing Date. To Sigma's Knowledge, no such judgment, order, decree or award has been entered against Sigma nor has any liability been incurred which has, or may reasonably be expected to have, such effect. To Sigma's Knowledge, there is no material claim, action or proceeding now pending before any court, grand jury, administrative or regulatory body, government agency, arbitration or mediation panel or similar body involving Sigma which may reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

     2.4  CUSTOMERS; SUPPLIERS

     To Sigma's Knowledge, other than as listed on Schedule 2.4, no Sigma customer whose total purchases of EIA Product Line products accounted for more than Five Thousand Dollars ($5,000) in sales for the year ended December 31, 2001, calculated by Sigma in accordance with generally accepted accounting principles applied on a consistent basis, has since January 1, 2002, either: (a) notified Sigma in writing of its intent to discontinue its relationship with Sigma; or (b) returned a Customer Leased Instrument to Sigma without ordering a replacement. To Sigma's Knowledge, other than as listed on Schedule 2.4, no Sigma Supplier from whom Sigma's purchases in respect of the EIA Product Line accounted for more than Five Thousand Dollars ($5,000) for the year ended December 31, 2001, calculated by Sigma in accordance with generally accepted accounting principles applied on a consistent basis, has since January 1, 2002 notified Sigma in writing of its intent to discontinue its relationship with Sigma.

     2.5  COMPLIANCE WITH FDA LAWS, REGULATIONS AND ORDERS

     To Sigma's Knowledge, Sigma has received no written notification of non-compliance by Sigma with any laws, ordinances, rules, regulations, judgments, rulings, orders or other legal requirements which fall within the enforcement jurisdiction of the FDA and which are applicable to the EIA Product Line. Without limiting the generality of the foregoing, except as set forth on
Schedule 2.5, to Sigma's Knowledge, since December 31, 2000, Sigma has not had any written claims made against it questioning or putting into question the efficacy or safety of any of its products relating to the EIA Product Line.

     2.6  ASSUMED CONTRACTS

     Except as set forth on Schedule 2.6, since December 31, 2001, Sigma has not amended in any material respect any existing Assumed Contract, other than as set forth in this Agreement. Copies of all documents containing material terms of the Assumed Contracts, as such terms existed as of December 31, 2001, have been delivered by Sigma to IVD. To Sigma's Knowledge, Sigma is not in material breach or default under any of the Assumed Contracts.

     2.7  TRADEMARKS

     Other than in connection with sales of products and services in the ordinary course, including sales which Sigma has made to customers or distributors, Sigma has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any of the Trademarks to any other person or entity. To Sigma's Knowledge,

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Sigma has received no written notice that the Trademarks are alleged to, infringe or misappropriate any intellectual property of any person or entity, violate the rights of any person or entity, or that the Trademarks are being infringed or misappropriated by any other person or entity.

     2.8  BROKERS, FINDERS

     Sigma has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

     2.9  DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES

     EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, SIGMA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO ANY OF THE ASSETS, ASSUMED LIABILITIES, OR OPERATIONS, INCLUDING, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR FREEDOM TO OPERATE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. IVD HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE II, IVD IS PURCHASING THE ASSETS ON AN "AS-IS, WHERE-IS" BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SIGMA MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ASSETS AS DEFINED IN THIS AGREEMENT OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES AS DEFINED IN THIS AGREEMENT, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF IVD

     IVD represents and warrants to Sigma that the statements contained in this
Article III are correct and complete as of the date hereof.

     3.1  POWER AND AUTHORITY; NONCONTRAVENTION

          (a) IVD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IVD has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder, and to otherwise consummate the transactions contemplated thereby. Each of the Transaction Documents to which it is a party constitutes a valid and binding obligation of IVD, enforceable against IVD in accordance with its respective terms. IVD's Board of Directors has approved, by resolution or unanimous written consent, of IVD's execution of each of the Transaction Documents to which it is a party and the consummation of all of the transactions contemplated by the Transaction Documents.

                                        8

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          (b)  The execution, delivery and performance by IVD of the Transaction
Documents and the consummation by IVD of the transactions contemplated thereby do not and will not, except for any such matters that do not have, and would not reasonably be expected to have, a material adverse effect on the Assets taken as a whole (i) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to IVD, or any of the Assets or IVD's certificate of incorporation or bylaws or (ii) result in the creation or imposition of any Lien on any of the Assets. Except as set forth on Schedule 3.1(b) and except for any consent required by the Assumed Contracts, no waiver or consent of any third person is required for the execution of the Transaction Documents or the consummation of the transactions contemplated thereby, except for such waivers or consents the failure of which to obtain would not reasonably be expected to result in a material adverse effect on the Assets taken as a whole.

     3.2  NO RELIANCE

     The purchase of the Assets and the consummation of the transactions contemplated hereunder by IVD are not done in reliance by IVD or any of its Affiliates or agents upon any warranty or representation by, or information from or on behalf of, Sigma or any Affiliate of Sigma of any sort, oral or written, except the warranties and representations specifically set forth in Article II. IVD has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the EIA Product Line and acknowledges that Sigma has provided IVD with access to the personnel, properties, premises and records of the EIA Product Line for this purpose. IVD acknowledges that neither Sigma nor any of its Affiliates, directors, officers, employees, agents or representatives make or had made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to IVD, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.

     3.3  BROKERS, FINDERS

     No finder, broker, agent, or other intermediary acting on behalf of IVD is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE IV

                        CERTAIN COVENANTS OF THE PARTIES

     4.1  FURTHER ASSURANCES

     The Parties shall each use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations, and to cooperate with each other as is reasonably required for such purpose, to make effective the transactions contemplated by the Transaction Documents, including the filing of the Trademark Assignment with the Patent and Trademark Office at IVD's expense. To the extent that, following the Closing, Sigma receives payments from customers or

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invoices from suppliers which are intended for IVD, Sigma shall promptly tender any such payments or invoices to IVD. IVD agrees that it will do the same if it receives any payments or invoices intended for Sigma.

     4.2  ACCESS TO BOOKS AND RECORDS

          (a) For a period of one (1) year after the Closing Date, upon reasonable notice and during normal business hours, each Party shall permit the other Party and its representatives to review, inspect and copy, at such other Party's own expense, any of the books and records and other documents and records related solely to the EIA Product Line, to the extent reasonably necessary for the defense of claims of third parties related to the EIA Product Line.

          (b) For a period of three (3) years after the Closing Date, upon reasonable notice and during normal business hours, each Party shall permit the other Party and its representatives to review, inspect and copy, at its own expense, any of the books and records of such Party related to the EIA Product Line, the Assets and the Assumed Liabilities for the sole purpose of preparing tax returns, responding to audits thereof and, to the extent required by law, for making any required filings with the Securities and Exchange Commission.

          (c) The access described in subsections (a) and (b) above shall not unreasonably interfere with the other Party's normal business operations. For the avoidance of doubt, the items in Sigma's possession subject to the rights described in subsections (a) and (b) above are Excluded Assets.

     4.3  COMMUNICATIONS

     All non-public information provided by the Parties to each other in connection with the Transaction Documents and the transactions contemplated thereunder, as well as any information regarding any letter of intent, or any negotiations related to the Transaction Documents generally, shall be kept confidential. The content, as well as the timing, of any press release or other public announcement concerning the consummation of the transaction contemplated under the Transaction Documents (the "First Public Announcement") and any notifications made to Sigma's EIA Product Line customers must first be jointly approved by the Parties in writing. However, other than such First Public Announcement (which First Public Announcement has been discussed and agreed by the Parties simultaneous with the signing of this letter), (a) any Party may disclose any or all of the information referred to herein to those of the disclosing Party's directors, officers, employees, attorneys, accountants and other agents and representatives (the person to whom such disclosure is permissible being collectively called "Representatives" of the disclosing Party), it being understood that the Representatives to whom disclosure of any such information is made will be informed of the confidential nature of the subject matter of such disclosure, and (b) disclosure of any such information may be made by either Party to the extent that either (i) in the opinion of such Party's outside legal counsel, which is delivered to the other Party, that such disclosure is required pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules and regulations under either such Act, or any other applicable law, or rule or regulation of any applicable securities exchange, in which case, the Party will also provide advance notice to the other Party

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of such proposed disclosure within a reasonable time period permitting such other Party to respond thereto; (ii) such disclosure is legally compelled by judicial or administrative order, deposition, interrogatory, request for documents, subpoena, investigative demand or other process or otherwise; or
(iii) such disclosure is the result of proper financial statement preparation and publication, including compliance with the requirement that Sigma report it has disposed of certain EIA Product Line assets and to quantify the related loss.

     4.4  EMPLOYEES

          (a) IVD shall make post-Closing offers of employment to the employees of Sigma set forth on Schedule 4.4, (such employees, if accepting IVD's offer, the "Employees" and such offers, if accepted by the employee, the "Employment Agreements"). All remaining employees of Sigma and its Affiliates shall continue to be subject to the protections of the Confidentiality Agreement signed by the Parties as of December 24, 2001, and except as provided herein, IVD shall not directly or indirectly hire or solicit to hire any such employees of Sigma or its Affiliates other than the Employees or induce or encourage any such other employee to terminate his or her association with Sigma. Should IVD hire any employee of Sigma, without Sigma's prior written consent, which will not be unreasonably withheld, other than the Employees, within 36 months following the Closing, IVD shall reimburse Sigma for the amount of any severance payments made by Sigma in respect of the termination of such employee's employment in connection with the sale of the Assets to IVD. Sigma shall not have any responsibility for ensuring IVD's ability to hire any employees to whom IVD has made offers nor for the terms of any of the Employment Agreements with such persons.

          (b) IVD will have sole responsibility for any obligations or liabilities to the Employees accepting offers of Employment Agreements that arise from all wages, benefits and other compensation, all severance obligations and all required ancillary payments of taxes, insurance and related social requirements, to the extent for services rendered on or after the Closing Date. Such liabilities of IVD are part of the "Assumed Liabilities" defined in Section
1.2 of this Agreement.

          (c) Sigma shall retain all liabilities for wages, benefits and other compensation and/or required ancillary payments of Taxes, insurance and related social requirements (including all severance and other employment related payments related to the EIA Product Line through the day of Closing), (i) in respect to the services rendered prior to the Closing Date by the Employees accepting the Employment Agreements, and (ii) with respect to services rendered at any time by all employees other than those accepting the Employment Agreements. Such liabilities of Sigma are part of the "Retained Liabilities" defined in Section 1.2 of this Agreement.

     4.5  NONCOMPETITION AND CONFIDENTIALITY

     In consideration of the consummation of the transactions contemplated hereby:

          (a) Sigma shall not, for a period of three (3) consecutive years from the Closing Date, (i) directly or indirectly, anywhere in the world, through any Affiliate or other

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

entity, as a principal, partner, agent or otherwise, compete, assist in or provide financial resources to any activity which directly manufactures or sells any products contained in the EIA Product Line or products or services in the in-vitro diagnostic enzyme immunoassay business regulated by the FDA; or (ii) directly or indirectly solicit, encourage to leave employment, or hire any of the former employees hired by IVD pursuant to the Employment Agreements; provided, however, that such restrictions shall not apply to any such employee who responds to a general solicitation for employment with Sigma, including any employee responding to an advertisement for employment in a newspaper, trade journal or web site, regardless of whether such solicitation is made by Sigma or through a third party; or (iii) solely with respect to activities concerned with sales of the EIA Product Line, directly or indirectly sell, solicit for sale, or call on for purposes of selling, any customer contained on the Customer Lists (it being expressly acknowledged by IVD that Sigma may call upon such customers for all other purposes).

          (b) Sigma shall not, for a period of two (2) consecutive years from the Closing Date, use or disclose to anyone except authorized personnel of IVD, whether or not for its benefit or otherwise, any confidential matters which both solely concern the EIA Product Line and are of a nature that Sigma has maintained as confidential during its ownership of the EIA Product Line, as described in Schedule 4.5(b) (the "Confidential Information"); provided that "Confidential Information" shall not include any information that is used, or is expected to be used, in Sigma's or its Affiliates' other areas of business other than the EIA Product Line. The preceding obligations to maintain such Confidential Information in confidence shall not apply to the extent that (i) the information is or becomes in the future public knowledge through no fault or omission of Sigma, or (ii) the information is required to be disclosed by law.

          (c)  Sigma acknowledges that the foregoing restrictions in subsections
(a) and (b) above are reasonable and agrees that in the event of any breach thereof the harm to IVD will be irreparable and without adequate remedy at law, and therefore that injunctive relief with respect thereto will be appropriate. To the extent that any provision of this Section 4.5 is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

     4.6  TERMINATION OF DISTRIBUTORSHIP AGREEMENT

     As of the Closing, the Distributorship Agreement by and between IVD and Sigma effective as of May 1, 1999, the Distributorship Agreement between IVD and Sigma effective as of October 1, 2000, and all related rights and obligations under each of the foregoing agreements shall terminate.

     4.7  SUPPLY OF REAGENT UNDER WARRANTY TO CUSTOMERS

     Notwithstanding the provisions of Section 1.2 above, IVD shall supply to all previous customers of Sigma, with respect to sales of reagents prior to the Closing, any replacement reagent which any such customer has demanded and which the original supplier of reagent to Sigma has an obligation or is otherwise willing to supply. IVD shall use its best efforts to satisfy any such customer complaints with respect to sales prior to Closing by seeking to arrange for the supply of

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

replacement reagents at such supplier's cost. In the event that no such reagent is provided by the supplier at its cost, despite IVD's best efforts, then IVD shall sell such replacement reagent to Sigma at IVD's cost. Notwithstanding the foregoing covenant, IVD assumes no direct liability to such customers for sales of reagents by Sigma prior to Closing.

     4.8  LIMITED USE OF SIGMA TRADEMARK.

     Sigma has agreed to permit IVD limited rights to use the "Sigma" brand name in connection with the resale of the EIA Product Line Inventory which IVD acquires hereunder, for a period not to exceed: the earlier of (a) two years or
(b) the remaining shelf life of the Inventory (which shall be included in the indemnification by IVD of Sigma pursuant to Section 5.1). Promptly upon the expiration of the applicable license period, IVD shall cease all sale or other transfer of Inventory, Records and any other Assets on which the "Sigma" brand name may appear, and no later than 30 days thereafter IVD shall complete removal of any and all use and indication of the "Sigma" name from the Inventory, the Records and any other Assets remaining in its possession. With respect to instruments contained in the Inventory that are already installed at customer locations, IVD shall remove or "sticker-over" the "Sigma" brand name from such products within 8 months from the Closing.

                                    ARTICLE V
                                 INDEMNIFICATION

     5.1  INDEMNIFICATION BY IVD

     From and after the Closing Date, IVD shall defend, indemnify and hold harmless Sigma and its Affiliates and shareholders and each of their employees, officers, directors and agents from and against any and all claims, losses, arbitration and court costs, reasonable attorneys' fees, demands, causes of action, suits, judgments, debts, liabilities and expenses, including arbitration costs and reasonable attorneys' fees incurred in establishing the right to indemnification (collectively referred to for purposes of this Article V as a "Claim") in any tribunal, domestic or foreign, resulting from (a) any failure of IVD promptly to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under any of the Transaction Documents, (b) any breach of any representation or warranty by IVD contained herein, (c) IVD's ownership or use of the Assets after the Closing, or
(d) any obligation or liability arising from the Assumed Liabilities.

     5.2  INDEMNIFICATION BY SIGMA

          (a) From and after the Closing Date, Sigma shall defend, indemnify and hold harmless IVD and its Affiliates and shareholders and each of their employees, officers, directors and agents from and against any and all Claims resulting from or arising out of (i) any failure of Sigma promptly to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, obligations or liabilities under any of the Transaction Documents, or (ii) any breach of any representation or warranty of Sigma contained herein, (iii) the failure of Sigma to assume responsibility for any Retained Liability, (iv) any failure to comply with any "bulk sales," "bulk

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

transfer" or similar laws other than to the extent such Claims are Assumed Liabilities; or (v) as provided in Section 5.2(b) hereof.

          (b) Sigma shall indemnify IVD in the manner and by the amount listed below, for each Customer Leased Instrument and each Third-Party Leased Instrument returned by existing Sigma customers, in both instances only if such return is fully consummated during the 12 months immediately following Closing and the criteria set forth in (A) or (B) have been met:

                    (A) The amount of such Claim for indemnification shall be equal to $10,000 if and only if each of the following conditions have been met:
(1) IVD has lost the customer due to factors caused by Sigma's handling of the account pre-Closing; (2) IVD has used its best efforts since Closing to retain the customer, including without limitation the provision of appropriate levels of field services and technical support for all in-place instruments; and (3) the returned instrument has not been nor is reasonably expected to be replaced by another instrument from IVD; or

                    (B) The amount of such Claim for indemnification shall be equal to $5,000 if and only if each of the following conditions has been met:
(1) IVD has not lost the customer due to factors caused by Sigma's handling of the account pre-closing; (2) IVD has used its best efforts since Closing to retain the customer, including without limitation the provision of appropriate levels of field services and technical support for all in-place instruments; and
(3) the returned instrument has not been nor is reasonably expected to be replaced by another instrument from IVD.

     Any Claims under this Section 5.2(b) are subject to being offset by a $10,000 credit in Sigma's favor for each new Customer Leased Instrument or new Third-Party Leased Instrument delivered to a customer by Sigma in the time period from March 1, 2002 through Closing. The foregoing shall be IVD's sole recourse against Sigma for any and all Claims relating to the return of any Customer Leased Instruments. Each new Customer Leased Instrument or new Third-Party Leased Instrument delivered to a customer by Sigma in the time period from March 1, 2002 through Closing is identified as such on Schedule 1.1(b).

          (c) Notwithstanding the foregoing, Sigma shall not be required to indemnify any party under subsections (i), (ii) or (v) of Section 5.2(a) or
Section 5.2(b), unless and until the aggregate amount of all Claims exceeds Six Hundred Fifty Thousand Dollars ($650,000) (the "Deductible"), and then only to the extent of amounts in excess of the Deductible. Further, in no event shall Sigma's aggregate indemnification obligation under subsections (i), (ii) or (v) of Section 5.2(a) and Section 5.2(b) exceed Three Hundred Fifty Thousand Dollars ($350,000).

     5.3  INDEMNIFICATION PROCEDURES

     Promptly after acquiring knowledge of any Claim against which a Party entitled to indemnification hereunder (the "Indemnified Party") may seek indemnification against the other Party (the "Indemnifying Party") pursuant to this Article V, the Indemnified Party shall give written notice thereof to the Indemnifying Party; provided, however, that failure to provide such notice will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party under this Agreement unless (a) the Indemnified Party fails to give written notice to the Indemnifying Party within forty (40) days of the date the Indemnified Party acquires knowledge of such Claim or (b) the Indemnifying Party is prejudiced as a result of such failure. To the extent that the Claim consists of a claim, suit or action by a third party (an "Action"), the Indemnifying Party shall be entitled to participate in the defense of such Action and, to the extent that it so elects by written notice to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume control of such defense; provided however, that (y) the Indemnified Party shall at its own expense be entitled to participate in the defense of such Action and to employ separate counsel and (z) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Action. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.

     5.4  COMPUTATION OF CLAIMS

     All computations of Claims and the amount of indemnification to which any Indemnified Party is entitled under this Article V shall be made after deduction of all proceeds of insurance (net of retroactive premiums and self-insurance retention) recoverable by the Indemnified Party with respect to such Claims.

     5.5  EXCLUSIVE REMEDY

     The Parties agree that the provisions of this Article V set forth the exclusive remedy of the Indemnified Parties after the Closing with respect to any Claims under any of the Transaction Documents.

     5.6  SETOFF

     IVD shall not be entitled to set off any amounts owing by Sigma to IVD or any party entitled to indemnification pursuant to Section 5.2, as an Indemnified Party or otherwise, against any amounts owed to Sigma pursuant to the Transition Services Agreement, except to the extent that such amounts owing by Sigma are owing pursuant to a binding judgment or arbitration award.

     5.7  EXPIRATION OF REPRESENTATIONS AND WARRANTIES

     All of the representations and warranties contained in Articles II and III hereof are made only as of the Closing Date and shall survive Closing only for purposes of indemnification under this Article V for a period of twelve (12) months from the Closing Date. All other obligations under this Agreement shall expire according to their terms.

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

     5.8  KNOWLEDGE OF BREACH

     If, as of Closing, IVD has actual knowledge of any fact, circumstance or situation which constitutes a breach, or if known to Sigma would constitute such a breach, or will with the passage of time or the giving of notice constitute a breach, of any representation, warranty or covenant of Sigma hereunder or a failure of any conditions to IVD's obligations under this Agreement or the Schedules and Exhibits hereto, and IVD has not given Sigma prompt notice thereof prior to Closing, IVD shall be precluded from seeking indemnification with respect to such breach under this Article V.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

     6.1  Arbitration

     Except as otherwise provided in Section 4.5(c) or in this Section 6.1, in the event of any controversy or claim arising under or in relation to this Agreement, including any issue about payment of amounts due, the Parties shall, in good faith, attempt to resolve the controversy or claim by negotiation. If the controversy or claim cannot be resolved within sixty (60) days, then it shall be settled exclusively by binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association ("AAA") and shall be held in Atlanta, Georgia. There shall be three (3) arbitrators: one selected by the Party who requests arbitration, who shall notify the other Party of the individual selected at the time that notice of arbitration is sent; one selected by the other Party within ten (10) days of receipt of notice of arbitration; and one selected by the Parties jointly within ten (10) calendar days thereafter or, failing their agreement, selected pursuant to the rules of the AAA. No arbitrator shall be related to, employed by, or have at any time a substantial ongoing business relationship with any Party hereto or any of their respective Affiliates. The losing Party in the arbitration shall reimburse the prevailing Party for all costs and expenses, including reasonable attorney fees, incurred in connection with the arbitration. The decision of the arbitrators shall be final and binding on the Parties and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. The provisions of this arbitration clause shall not be applied to the determination of questions affecting validity or scope of any patents, trademarks or other intellectual property rights.

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

     6.2  ALLOCATION OF TAXES AND CERTAIN FEES AND EXPENSES

          (a) For any personal property, ad valorem and any other similar local or state taxes relating solely to the Assets or the EIA Product Line for any taxable year or period commencing prior to the Closing and ending on or after the Closing Date (a "Straddle Period "), Sigma shall pay to IVD within fifteen
(15) days after the date on which Taxes are paid with respect to such periods an amount that relates to the portion of such taxable period ending immediately prior to the Closing Date to the extent such Taxes are not paid by Sigma prior to Closing. For purposes of this Section, the portion of such Tax that is allocated to Sigma shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending immediately prior to the Closing Date, and the denominator of which is the number of days in the entire taxable period. Any credits relating to a taxable period that begins before and ends on or after the Closing Date shall be allocated in a similar manner, with the entire credit multiplied by a fraction, the numerator of which is the number of days prior to the Closing Date and the denominator of which is the number of days in the entire taxable period. All determinations necessary to give effect to the allocations described in this Section shall be made in a manner consistent with the prior practice of Sigma, except for changes required by changes in law or fact.

          (b) IVD shall assume and pay all liabilities for sales, use, transfer, value-added and other Taxes arising from the transfer of the Assets and the Assumed Liabilities to IVD and all fees and expenses related to the recordation of assignments against the intellectual property rights set forth in the Trademark Assignment. Except as otherwise provided herein, each of the Parties shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the transactions contemplated thereby.

     6.3  NOTICE

          (a) Any notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by postage pre-paid first class certified United States mail, (iii) transmitted by pre-paid, overnight delivery, or (iv) transmitted by facsimile transmission (with the confirmation by certified mail as described below) and shall bear the address or facsimile number shown in this Section 6.3 or such other address or facsimile number as may be designated in writing hereafter by such Party:

If to IVD:                                   If to Sigma:

IVAX Diagnostics, Inc.                       Sigma Diagnostics, Inc.
2140 North Miami Avenue                      545 South Ewing Avenue
Miami, FL  33137                             St. Louis, MO  63103
Attention: Giorgio D'Urso                    Attention:  Bob Monaghan, President

With a copy to:                              With a copy to:

Richard E. Schatz                            Fred W. Bartelsmeyer
Stearns Weaver Miller Weissler Alhadeff &    Bryan Cave LLP
Sitterson, P.A.                              One Metropolitan Square, Suite 3600
Museum Tower, Ste. 2200                      St. Louis, Missouri 63102-2750
150 West Flagler Street
Miami, Florida 33130


          (b) All notices and other communications shall be deemed to have been duly given, received and effective on (i) the date of receipt if delivered personally, (ii) three (3) business days after the date of posting if transmitted by certified mail, (iii) the business day after the date of transmission if by overnight delivery, or (iv) if transmitted by facsimile transmission, the date of transmission if confirmation by certified mail is sent within two (2) business days of the facsimile transmission.

     6.4  ENTIRE AGREEMENT; INCORPORATION OF SCHEDULES AND EXHIBITS

     The Transaction Documents, including the Schedules and Exhibits thereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter. The Schedules and Exhibits identified in the Transaction Documents are incorporated therein by reference and made a part thereof.

     6.5  ASSIGNMENT; BINDING AGREEMENT; NO THIRD PARTY BENEFICIARIES

     This Agreement and various rights and obligations arising hereunder shall not be assignable by a Party in whole or in part without the prior written consent of the other Party and shall inure to the benefit of and be binding upon the Parties, their successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     6.6  COUNTERPARTS

     This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     6.7  Headings; Interpretation

                  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section or Schedule, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule attached to this Agreement, respectively. References herein to "days," unless otherwise indicated, are to consecutive calendar days. Gender-specific references such as "its," "his," and "her" shall include all other

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

genders. A "person" is any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof. The word "including" shall not be construed as limiting the immediately preceding general term or statement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     6.8  SEVERABILITY

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     6.9  GOVERNING LAW

     This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

     6.10 BULK SALES LAWS

     IVD and Sigma each hereby waive compliance by Sigma with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state.

   (Remainder of page left intentionally blank. Signatures on following page.)

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

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY
                           BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

                                           IVAX DIAGNOSTICS, INC.


                                           By: /s/ Giorgio D'Urso
                                               -----------------------------
                                                Name: Giorgio D'Urso
                                                     -----------------------
                                                Title:   CEO and President
                                                      ----------------------


                                           SIGMA DIAGNOSTICS, INC.


                                           By: /s/ Robert Monaghan
                                               -----------------------------
                                                Name:  Robert Monaghan
                                                     -----------------------
                                                Title:    President
                                                      ----------------------

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